Exhibit 3.1

FULL TEXT OF THE SPECIAL RESOLUTION

RELATING TO THE AMENDMENT OF THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FLAG SHIP ACQUISITION CORPORATION

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Flag Ship Acquisition Corporation shall be amended by deleting Section 36.2 in its entirety and replacing it with the following:

36.2	In the event that the Company does not consummate its initial Business Combination by June 20, 2026 (the “Deadline”), the Company may, but is not obliged to, extend the period of time to consummate the Business Combination up to twelve (12) additional times, each by a period of one month (each, an “Extension”), to June 20, 2027 (the “Termination Date”), provided that if the Company exercises one or more Extensions, the Sponsor, or its designee or assignee, shall deposit additional funds into the Trust Account in accordance with the terms as set out in the trust agreement governing the Trust Account. In the event that the Company does not consummate a Business Combination by the Termination Date, such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary (i) to cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten (10) Business Days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of our remaining Members and our directors, liquidate and dissolve the Company, subject to the Company’s obligations under the Act to provide for claims of creditors and the requirements of other applicable law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.